     CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") dated April 25, 1996 between Newsun Limited, a British Virgin Islands corporation, having its principal office at Geneva, Switzerland, and Alpharel, Inc., a corporation organized and existing under the laws of the State of California (the "Company").

     WHEREAS, the Company desires to issue and sell to the Purchaser and the Purchaser desires to acquire shares of the Company's Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred").

     IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF PREFERRED

          1.1 PURCHASE AND SALE OF PREFERRED. Upon the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase, 100,000 shares of Series C Preferred (collectively, the "Shares"), which shall have the respective rights, preferences and privileges set forth in EXHIBIT A hereto.

          1.2 PURCHASE PRICE. The aggregate purchase price for the Shares (the "Aggregate Purchase Price") shall equal the product of the 100,000 Shares and $20.00 (the "Purchase Price Per Share").

          1.3  THE CLOSING.

               (a) The closing of the purchase and sale of the Shares (the "Closing") shall take place at the London offices of the Purchaser's investment manager, Global Emerging Markets\Europe Limited, Four New Burlington Street, London, England, W1X 1FE, immediately following the execution hereof, or at such other time and place and/or on such other date as the Purchaser and the Company may agree or as provided in Section 1.3(b). The date of the Closing is hereinafter referred to as the Closing Date.

               (b) At the Closing, (i) the Company shall deliver to the Purchaser or its representative one or more stock certificates representing the Shares, registered in the name of the Purchaser and (ii) the Purchaser shall deliver to the Company the Aggregate Purchase Price as determined pursuant to this Article I in United States Dollars in immediately available funds by wire transfer to such account as shall be designated in writing by the Company. In addition, each of the Company and the Purchaser shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement at or prior to Closing.

               (c) The certificates representing the Shares shall bear the legend set forth in EXHIBIT B hereto. Assuming that there are no changes in the material facts set forth in Section 2.2 or in applicable law that would require such a legend (i) the Common Stock into which any Shares are converted in accordance with the terms of conversion set forth in EXHIBIT A shall not bear a legend and (ii) after the expiration of the period commencing on the last sale of Shares hereunder and ending 40 days thereafter (the "Restricted Period"), no legend on the Shares shall be required.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          2.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company hereby makes the following representations, warranties and agreements with and to the Purchaser.

               (a) ORGANIZATION AND QUALIFICATION. The Company is a corporation, duly incorporated and validly existing and in good standing under the laws of the State of California and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Except as disclosed in the SEC Documents (as hereinafter defined), as of the date hereof, the Company does not have any subsidiaries. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, properties, prospects, or financial condition of the Company.
               (b) AUTHORIZATION; ENFORCEMENT. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby has been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company and (iv) this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

               (c) CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company is as set forth in Schedule 2.1(c). No shares of Common Stock are entitled to preemptive rights. Except as disclosed in Schedule 2.1(c), as of the date of this Agreement there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares, or securities or rights convertible into shares, of capital stock of the Company or any of its subsidiaries. The Company has furnished to the Purchaser true and correct copies of the Company's Restated Articles of Incorporation as in effect on the date hereof (the "Articles of Incorporation") and the Company's Bylaws, as in effect on the date hereof (the "Bylaws").

               (d) ISSUANCE OF SHARES. The Shares are duly authorized, and when paid for in accordance with the terms hereof shall be validly issued, fully paid and nonassessable. The Company has and will maintain an adequate reserve of shares of Common Stock to enable it to perform its obligations under this Agreement. When issued in accordance with the terms hereof and the Certificate of Determination (as hereinafter defined), the Underlying Shares (as hereinafter defined) will be duly authorized, validly issued, fully paid and nonassessable.

               (e) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transaction contemplated hereby or relating hereto do not and will not
(i) result in the violation of the Company's Articles of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or to the actual knowledge of the Company, result in a violation of any law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company, or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof, except for the filing of a Certificate of Determination with respect to the Series C Preferred with the Secretary of State of California (the "Certificate of Determination"), which filing shall be effected prior to the Closing Date.

               (f) SEC DOCUMENTS FINANCIAL STATEMENTS. The Common Stock of the Company is registered pursuant to section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and through and including the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to section 13(a) or 15(d) (all of the foregoing filed after December 20, 1995 and prior to the date hereof being referred to herein as the "SEC Documents"). The Company has delivered to the Purchaser true and complete copies of the SEC Documents (other than documents incorporated by reference therein but not filed therewith). The Company has not provided any non-public information to the Purchaser. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since December 31, 1995, there has been no event, occurrence or development that has had a Material Adverse Effect which is not disclosed in any of the SEC Documents.

          2.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby makes the following representations and warranties to the Company:

               (a) ORGANIZATION; AUTHORIZATION; ENFORCEMENT. (i) The Purchaser is a corporation duly and validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power to own its properties and to carry on its business as now being conducted, (ii) the Purchaser has the requisite power and authority, to enter into and perform this Agreement, (iii) the execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action, and no further consent or authorization of the Purchaser (or its Board of Directors or stockholders) is required, (iv) this Agreement has been duly executed and delivered by the Purchaser and (v) this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

               (b) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in the violation of the Purchaser's charter documents or by-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any agreement, indenture or instrument to which the Purchaser is a party, or, to the actual knowledge of the Purchaser, result in a violation of any law, rule, regulation, order, judgment or decree of any court of governmental agency applicable to the Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Purchaser). The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court of governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or purchase the Shares in accordance with terms hereof.

               (c) NON-U.S. OWNERSHIP. The Purchaser is not a U.S. Person as defined within Regulation S ("Regulation S") promulgated under the Securities Act of 1933 (the "Securities Act") and is not purchasing the Shares and the Underlying Shares for the account or benefit of a U.S. Person, and the sale of the Shares or the Underlying Shares has not been pre-arranged with any U.S. Person or person present in the United States. At the time of execution of this Purchase Agreement and any offer to purchase hereunder, the Purchaser was physically outside the United States.

               (d) ACCESS TO INFORMATION. The Purchaser understands that its investment in the Shares involves a high degree of risk. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments contemplated by this Agreement. The Purchaser has been afforded, to the satisfaction of the Purchaser, the opportunity to review the SEC Documents and obtain such additional publicly available information concerning the Company and its business, and to ask such questions and receive such answers (based upon publicly available information), as the Purchaser deems necessary to make an informed investment decision.

               (e) RELIANCE ON REPRESENTATIONS OF PURCHASER. The Purchaser understands that the Shares are being offered and sold, and the Underlying Shares are being offered, to it in reliance on specific exemptions from the registration requirements of the U.S. securities laws and that the Company is relying of the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares and the Underlying Shares.

               (f) NO PUT OPTION OR SHORT POSITION. The Purchaser covenants that neither it nor its affiliates nor any person acting on its or their behalf has the intention of entering, or will enter, during the Restricted Period, into any put option, short position, or other similar instrument or position with respect to the Underlying Shares or securities of the same class as the Shares and neither Purchaser nor any of its affiliates nor any person acting on its or their behalf will use at any time Underlying Shares acquired pursuant to this Purchase Agreement or upon conversion of the Shares to settle any put option, short position or other similar instrument or position that may have been entered into prior to the execution of this Purchase Agreement.

                                   ARTICLE III

                                    COVENANTS

          3.1  REGULATION S.

          (a) The Company shall take all necessary corporate action and proceedings as may be required by applicable law, rule or regulation for the issuance of the Shares to the Purchaser at the Closing in accordance with this Agreement. Neither the Company nor any of its affiliates have engaged or will engage in any "directed selling efforts" (as such term is defined under Regulation S) with respect to the Shares or the Common Stock issuable upon conversion of the Shares (the "Underlying Shares") and have complied and will comply with the "offering restrictions" requirements of Regulation S.

          (b) The Purchaser acknowledges that the Shares and the Underlying Shares have not been and will not be registered under the Securities Act. The Purchaser covenants (i) that it is not, and does not intend to be a "distributor" (as such term is defined by Regulation S) of the Shares or the Underlying Shares, but if it so acts then the Purchaser will comply with all applicable requirements under Regulation S in connection therewith, (ii) that it will not offer or sell the Shares or the Underlying Shares within the United States or to, or for the account or benefit of, any "U.S. Person" (as each such term is defined in Regulation S) except in accordance with the provisions of Rule 903 or Rule 904 of Regulation S or pursuant to an exemption from the registration requirements of the Securities Act and otherwise in accordance with all applicable laws and (iii) that neither the Purchaser or its affiliates nor any person acting on their behalf have engaged or will engage in "directed selling efforts" (as such term is defined by Regulation S) with respect to the Shares and the Underlying Shares and that each of them has complied and will comply with the "offering restrictions" requirements of Regulation S. The Company shall instruct its transfer agent that the Shares and the Underlying Shares may be transferred (A) if such transfer occurs during the Restricted Period, to any person or entity who is not a U.S. Person (or defined in Regulation S) and is not an affiliate of the Company and who agrees to be bound by the terms of this Agreement to the same extent as Purchaser without the entry of a "stop transfer" order against the Shares or the Underlying Shares, provided that such transfer is made in accordance with the Rules of the Securities and Exchange Commission and Regulation S and (B) if such transfer occurs after the Restricted Period, to any person or entity who is not an affiliate of the Company without the entry of a "stop transfer" order against, or legend on, the Shares or Underlying Shares.

          3.2  COMMON STOCK.

               (a) From the date hereof through the Closing Date, the Company shall not, without the consent of the holders of a majority of the Shares then outstanding,

(i) amend its Articles of Incorporation or Bylaws so as to adversely affect any rights of the Purchaser; (ii) split, combine or reclassify its outstanding capital stock; (iii) declare or set aside or pay any dividend or other distribution with respect to the Common Stock; (iv) repurchase or offer to repurchase shares of its Common Stock; or (v) enter into any agreement with respect to the foregoing.

               (b) For a period commencing on the date hereof and expiring 90 days after the Closing, the Company will not, without the consent of the holders of a majority of the Shares then outstanding, (i) sell equity or equity-equivalent securities (except the granting of options to employees, officers and directors under, and the issuance of shares upon exercise of options granted under, any stock option plan heretofore or hereinafter adopted by the Company) or enter into any agreement with respect to the foregoing or (ii) exercise its right under Section 5(j) of the Certificate of Determination to suspend the right of holders of the Shares to convert the Shares.

          3.3 PURCHASER'S RIGHTS IF REGULATION S IS AMENDED. In the event that at any time on or after Closing Date, the Purchaser shall notify the Company that Regulation S has been amended or interpreted in a manner so as to adversely affect the marketability of the Shares or Underlying Shares or the Company notifies the Purchasers that the Company has determined that such amendment or interpretation prohibits the Company from issuing certificates representing the Underlying Shares upon conversion of the Shares which do not bear a restrictive legend, then, at the Company's option exercisable within 10 days after such notice is given by written notice from the Purchaser to the Company or from the Company to the Purchaser, the Company shall (i) as promptly as practicable but in any event within 90 days thereafter, cause the Underlying Shares to be registered for sale under the Securities Act of 1933 as amended, in form or substance satisfactory to Purchaser, or (ii) within 30 days thereafter, purchase the Shares (or if any such Shares were theretofore converted, the Underlying Shares), at an aggregate purchase price equal to the product of (a) the Per Share Market Value (as defined in the Certificate of Determination) as of the Trading Day (as defined therein) immediately preceding the day of such purchase, times (b) the number of shares of Common Stock into which such Shares are then convertible (or, in the case of a purchase of Underlying Shares, the number of Underlying Shares to be purchased).

          3.4 PURCHASER'S RIGHTS IF TRADING IN COMMON STOCK IS SUSPENDED. In the event that at any time on or after the Closing Date trading in the shares of the Company's Common stock is suspended on the principal market or exchange for such shares (other than as a result of the suspension of trading in securities on such market or exchange generally), for a period of five (5) consecutive trading days, at Purchaser's option exercisable by written notice to the Company, the Company shall repurchase the Shares and the Underlying Shares then held by such Purchaser, at an aggregate purchase price equal to the product of the Per Share Market Value as of the Trading Day immediately preceding the day of such notice times the number of shares of Common Stock into which the Shares to be purchased are then convertible (or in the case of Underlying shares, the number of Underlying Shares to be purchased).

          3.5 PUT RIGHTS UPON CERTAIN DEFAULTS. If, within the one-year period after the Closing, (a) the Company shall default under or violate any of Sections 3.2(b) or 3.3, (b) the Underlying Shares, when issuable under the Certificate of Determination, shall fail to be listed on The Nasdaq National Market or other national securities exchange or traded on The Nasdaq Stock Market, or (c) the Company shall fail to file any reports required to be filed under Section 13 of the Securities Exchange Act of 1934, then in any such case, if such default, violation or failure shall continue for a period of 10 days after written notice by any holder of the Shares to the Company, the Company shall, at the demand of any such holder, repurchase the Shares and Underlying Shares then held by such holder at an aggregate price equal to (i) the product of the Per Share Market Value as of the Trading Day immediately preceding the day of such demand times the number of shares of Common Stock into which the Shares to be purchased are then convertible (or in the case of Underlying Shares, the number of Underlying Shares to be purchased), plus (ii) interest on such amount accruing from the twenty-first day to the fortieth day after such demand at the rate of 10% per annum, from the forty-first to the sixtieth day at 12.5% per annum and from the sixty-first day until paid at the rate of 15% per annum.

          3.6 NO VIOLATION OF CGCL. Notwithstanding any provision of this Agreement to the contrary, if any repurchase or redemption of shares otherwise required under this Agreement would be prohibited by the relevant provisions of the California General Corporation Law (the "CGCL"), such repurchase or redemption shall be effected as soon as it is permitted under the CGCL.

          3.7 TRANSFER OF SHARES. Purchaser shall not transfer any of the Shares other than a transfer of all of the Shares to a single transferee (who has sole dispositive power with respect to the Shares) who agrees to be bound by this Agreement.

          3.8 AGREEMENT TO SEEK ADDITIONAL FINANCING. If any Shares are required to be redeemed, in whole or in part, under Section 6 of the Certificate of Determination, and if the Company is unable to pay the redemption price, the Company shall use its best efforts to seek and obtain additional financing in order to permit it to pay the redemption price in full.

          3.9 PIGGYBACK REGISTRATION RIGHTS. If the Company files a registration statement on Form S-3 during the one-year period after the Closing providing for the registration of shares of Common Stock to be sold by other shareholders of the Company, the Company shall provide to the Purchasers an option to include any of the Underlying Shares in such registration statement.

          3.10 REDEMPTION OF PREFERRED STOCK; PAYMENT OF FEE. If any Shares are required to be redeemed, in whole or in part, under Section 6 of the Certificate of Determination and the Company fails to redeem such Shares and pay all amounts required under the Certificate of Determination within 30 days after the date required, the Company shall be obligated to pay the Purchaser a fee in cash equal to 5% of the redemption price of such Shares as provided in the Certificate of Determination, unless the Company shall have provided the Purchaser the opportunity to provide or arrange for financing necessary to fund such redemption on terms substantially similar to those contained in this Agreement and the Purchaser shall not have arranged or provided for such financing within such 30-day period.

          3.11 LISTING OF UNDERLYING SHARES. The Company shall take all steps necessary to cause the Underlying Shares to be approved for listing in The Nasdaq National Market on or prior to the first day that the Shares become convertible for the Underlying Shares.

          3.12 MINIMUM NUMBER OF SHARES TO BE CONVERTED. The Purchaser shall not deliver any conversion notice to the Company or exercise any right of conversion provided in Section 5 of the Certificate of Determination with respect to fewer than 12,500 shares.

          3.13 CONVERSION RIGHTS OF THE COMPANY. The Purchaser and the Company agree that at any time on or after the expiration of 120 days after the date of the first issuance of any Shares (the "Original Issue Date"), the Company shall have the right to cause the holders of the Series C Preferred in whole or in part to exercise their conversion rights pursuant to Section 5 of the Certificate of Determination. The Company shall exercise the right under this paragraph by delivering to the holders of such shares of the Series C Preferred as to which the Company desires to exercise such right a written notice (a "Company Exercise Notice"), which Company Exercise Notice, once given, shall be irrevocable; provided, however, that during the period of two years after the Original Issue Date, the Company shall have no right to deliver a Company Exercise Notice and cause the holders of shares of Series C Preferred to effect any conversion unless either (i) all of such shares may be converted into shares of Common Stock in accordance with Section 5(a)(ii) of the Certificate of Determination; or (ii) all of such shares may be either converted into shares of Common Stock in accordance with such Section 5(a)(ii) or may be redeemed and the entire redemption price paid in full in accordance with Section 6 of the Certificate of Determination without violating the CGCL. Each Company Exercise Notice delivered pursuant to this paragraph shall specify the number of shares of Series C Preferred that the Company desires to cause to be converted and the date on which conversion is to be effected (the "Company Exercise Date"). The Conversion Date for any conversion effected pursuant to the Company's election under this paragraph shall be deemed to be the Company Exercise Date. The Company shall give such Company Exercise Notice at least two Trading Days (as defined in the Certificate of Determination) before the Company Exercise Date and shall send such Company Exercise Notice by facsimile and by mail, postage prepaid, to the facsimile telephone number and address of each holder appearing on the stock transfer books of the Company. Any exercise of the rights granted pursuant to this paragraph shall be effected on a pro rata basis among the holders of the Series C Preferred. Upon the conversion of shares of Series C Preferred, the holders of the Series C Preferred shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Series C Preferred or Common Stock. If the Company is exercising its rights hereunder with respect to less than all shares of the Series C Preferred, the Company shall, upon conversion of such shares subject to such Company Exercise Notice and receipt of the certificate or certificates representing such shares of Series C Preferred, deliver to the holder or holders a certificate for such number of shares of Series C Preferred as have not been converted by such holder or holders. The Purchaser hereby appoints the Company as attorney-in-fact for the purpose of delivering any notices or executing any documents that may be necessary in order to effect the conversion of the Series C Preferred in accordance with the provisions of Section 5(a) of the Certificate of Determination upon the election of the Company to exercise its rights under this paragraph. As set forth in Section 3.7 above, any transferee of the Shares will be bound by this Section 3.12 as well as the other provisions in this Agreement.

          3.14 PURCHASER OWNERSHIP OF COMMON STOCK. The Purchaser will not use its ability to convert Shares hereunder or under the Certificate of Determination which would result in the Purchaser owning more than 4.9% of the outstanding shares of the Company's Common Stock; provided, however, that this
Section 3.14 shall not effect the Company's right under Section 3.13 of this Agreement to cause the Purchaser to exercise its conversion rights pursuant to
Section 5 of the Certificate of Determination.

                                   ARTICLE IV

                                   CONDITIONS


          4.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO SELL THE SHARES. The obligation hereunder of the Company to sell the Shares to the Purchaser is further subject to the satisfaction, at or before the Closing, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

               (a) ACCURACY OF THE PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time.

               (b) PERFORMANCE BY THE PURCHASER. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing.

               (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction applicable to Purchaser shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (d) NO CHANGE IN REGULATION S. No amendment to Regulation S has occurred or interpretative release promulgated or issued thereunder which, in the reasonable judgment of the Company, would materially adversely affect the sale by the Company of the Shares.

          4.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO PURCHASE THE SHARES. The obligation of the Purchaser hereunder to acquire and pay for the Shares is subject to the satisfaction, at or before the Closing, of each of the following conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion.

               (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time.

               (b) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

               (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court of governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (d) ADVERSE CHANGES. Since December 31, 1995, no event which had a Material Adverse Effect on the Company has occurred which is not disclosed in the SEC Documents.

               (e) NO CHANGE IN REGULATION S. No amendment to Regulation S has occurred or interpretative release promulgated or issued thereunder, which, in the reasonable judgment of the Purchaser, would materially adversely affect the purchase by the Purchaser of the Shares.

               (f) NO SUSPENSIONS OF TRADING IN COMMON STOCK. The trading in the Common Stock shall not have been suspended by the SEC or the National Association of Securities Dealers, Inc. (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company).

               (g) LEGAL OPINION. The Company shall have delivered to the Purchaser the opinion of Gibson, Dunn & Crutcher, counsel to the Company, in form and substance reasonably satisfactory to the Purchaser.

                                   ARTICLE V

                                  TERMINATION

          5.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time by the mutual consent of the Company and the Purchaser.

          5.2 OTHER TERMINATION. This Agreement may be terminated by either party hereto if the Closing shall not have occurred by April 30, 1996.

                                   ARTICLE VI

                                  MISCELLANEOUS

          6.1 FEES AND EXPENSES. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares pursuant hereto. The Purchaser shall be responsible for the Purchaser's own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Purchase Agreement.

          6.2 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Exhibits and Schedules attached hereto and the letter agreement of even date herewith, contain the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

          6.3 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report ) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

               to the Company:          Alpharel, Inc.
                                        9339 Carroll Park Drive
                                        San Diego, CA  92121
               With copies to:          Gibson, Dunn & Crutcher
                                        2029 Century Park East
                                        Suite 4000
                                        Los Angeles, CA  90067
                                        Attn: Russell C. Hansen, Esq.

               If to the Purchaser:     c/o ABN Amro Trust
                                        80 Rue du Rhone
                                        CH 1204
                                        Geneva, Switzerland
                                        Attn:  Mrs. Marilyn Lance

               With copies to:          Robinson Silverman Pearce Arohnson &
                                        Berman LLP
                                        1290 Avenue of the Americas
                                        New York, NY  10104-0053
                                        Attn: Kenneth L. Henderson, Esq.

Either party hereto may from time to time change its address for notices under this Section 6.3 by giving at least 10 days written notice of such changed address to the other party hereto.

          6.4 WAIVERS. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver must be in writing.

          6.5 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit of affect any of the provisions hereof.

          6.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. Neither the Company nor the Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought). The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

          6.7 NO THIRD PARTY BENEFICIARIES. This agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          6.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law.

          6.9 SURVIVAL. The agreements and covenants of the Company contained in Section 3.1 and this Article VI shall survive the termination of this Agreement. The representations and warranties of the Company and the Purchaser contained in Article II and the agreements and covenants set forth in
Section 3.1 and this Article VI shall survive until a date that is one year after the Closing.

          6.10 EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes and any one of which may be introduced into evidence or used for any other purpose without the production of its duplicate counterpart, and all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other party within five days of the execution and delivery hereof.

          6.11 PUBLICITY. The Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby. Neither party shall issue any press release or otherwise make any public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

          6.12 SEVERABILITY. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

          6.13 DELIVERY OF W-8. The Purchaser has delivered and will cause each transferee of Shares to deliver to the Company a completed and executed Form W-8 and any other documentation reasonably required for the Company to comply with United States and foreign law.

          6.14 CONVERSION PROCEDURES. Within 20 days after the Closing the Company shall provide to the Purchaser a schedule, in form reasonably satisfactory to the Purchaser, setting forth the procedures with respect to the conversion of the Shares, including the forms of conversion notice to be provided upon conversion, instructions as to the procedures for conversion, the form of legal opinion, if necessary, to be rendered to the Company's transfer agent and such other information and instructions as may be reasonably necessary to enable the Purchaser to exercise its right of conversion smoothly and expeditiously.

          IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed by their respective authorized officers as of the date hereof.


                                        COMPANY:

                                        ALPHAREL, INC.



                                        By:
                                             -----------------------------------
                                                  Name:
                                                  Title:


                                        PURCHASER:

                                        NEWSUN LIMITED



                                        By:
                                             -----------------------------------
                                                  Name:
                                                  Title:

                                                                 SCHEDULE 2.1(C)
                                 CAPITALIZATION

Total authorized capital stock:
     Common Stock:    20,000,000
     Preferred Stock:  1,000,000

Total issued and outstanding capital stock:
     Common Stock:    18,134,886
     Preferred Stock:          0
      (excluding Series C Preferred Stock to be issued pursuant to this Agreement)

Total outstanding stock options: 1,178,300

                                                                       EXHIBIT A
                                                                       ---------

                         CERTIFICATE OF DETERMINATION OF
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                                 ALPHAREL, INC.

          The undersigned, Stephen P. Gardner and John W. Low, hereby certify that:
          I. They are the duly elected and acting President and Secretary, respectively, of Alpharel, Inc., a California corporation (the "Company").

          II. The Company has 1,000,000 shares of preferred stock authorized, of which 478,261 shares have been previously designated as Series A Preferred Stock, none of which are issued and outstanding as of the date hereof, and 172,500 shares have been previously designated as Series B Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof. No other series of preferred stock has been designated and no other shares of preferred stock have been issued. The number of shares of preferred stock to be designated as Series C Convertible Preferred Stock is 100,000.

          III. Pursuant to authority given to it by the Company's Articles of Incorporation, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

          WHEREAS, the Articles of Incorporation of the Company, as amended, provide for a class of shares known as preferred stock, issuable from time to time in one or more series;

          WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Articles of Incorporation, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares constituting any such series and to determine the designation thereof;

          WHEREAS, the Board of Directors of the Company desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock and the number of shares constituting such series and to fix the rights, preferences, privileges and restrictions of such series.

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

          Section 1. DESIGNATION, AMOUNT, RANKING AND PAR VALUE. The series of Preferred Stock shall be designated as the Series C Convertible Preferred Stock (the

"Preferred Stock"), and the number of shares so designated shall be 100,000.
The par value of each share of Preferred Stock shall be $1.00. Each share of Preferred Stock shall have a stated value of $20.00 per share (the "Stated Value"). The shares of the Preferred Stock shall rank prior to the Junior Stock (as defined below) as to distribution of assets (upon liquidation or otherwise) and payment of dividends.

          Section 2.  DIVIDENDS.

          (a) Holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at the rate per share (as a percentage of the Stated Value per share) equal to 8% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, with the first dividend payable on June 30, 1996. Dividends on the Preferred Stock shall accrue on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 1996 and shall be deemed to accrue on such date whether or not earned or declared. Each such dividend will be payable to holders of record as they appear on the books of the Company on such record dates, which shall be 30 days prior to the payment dates thereof unless another record date, which shall be no more than 45 days prior to such payment dates, shall be fixed by the Board of Directors of the Company. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which were accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. The Company will pay no interest on accrued and unpaid dividends on the Preferred Stock.

          (b) So long as any Preferred Stock shall remain outstanding, in no event shall any dividend or distribution (other than a dividend or distribution described in Section 5) be paid upon, nor shall any distribution be made in respect of, the Junior Stock, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of the Junior Stock unless all dividends on the Preferred Stock for all past dividend periods shall have been paid, but without interest.

          Section 3. VOTING RIGHTS. The holders of the Preferred Stock shall not be entitled to vote on matters submitted to the vote of the holders of Common Stock. However, so long as any shares of the Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of two-thirds of the outstanding shares of the Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (ii) authorize or create any class of stock ranking as to dividends or distribution of assets (upon liquidation or otherwise) prior to or PARI PASSU with the Preferred Stock.

          Section 4. LIQUIDATION. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of the Preferred Stock an amount equal to $20.00 per share, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

          Section 5.  CONVERSION.

          (a) (i) Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii) and (iii), at the option of the holder in whole or in part at any time after the expiration of 45 days after the Original Issue Date (as defined in Section 7 below) (the "Conversion Term"). The holder shall effect conversions by delivering to the Company a written notice (the "Conversion Notice"), accompanied by the certificate representing the shares of the Preferred Stock to be converted. Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected (the "Conversion Date"), which shall in no event be earlier than the date such Conversion Notice is given in accordance with
Section 5(j) below. Each Conversion Notice, once given, shall be irrevocable (subject to Section 5(b) below). If the holder is converting less than all shares of Preferred Stock, the Company shall promptly deliver to the holder a certificate for such number of shares of Preferred Stock as have not been converted.

               (ii) If on the Conversion Date (as defined below) applicable to any conversion, the Conversion Price (as defined below) then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all then-outstanding shares of Preferred Stock, when combined with any shares of Common Stock previously issued upon conversion of any shares of Preferred Stock, would equal or exceed 500,000 shares (the "Issuable Maximum"), then the Company shall be obligated to effect the conversion of only such portion of each share of Preferred Stock subject to such conversion as is represented by the Conversion Percentage (as defined in the next sentence), and the remaining portion of such share shall be subject to the mandatory redemption provisions of Section 6.

          The "Conversion Percentage" shall be a fraction, the numerator of which is the "Allowable Conversion Maximum" (as defined in the next sentence) and the denominator of which is the total number of shares of Preferred Stock outstanding prior to such conversion. The Allowable Conversion Maximum at any time shall be the difference between the Issuable Maximum and the total number of shares of Common Stock previously issued upon conversion of shares of Preferred Stock. In the event of any stock split, stock dividend, recapitalization, reorganization or other similar action or event, appropriate adjustment shall be made to the Issuable Maximum and the Allowable Conversion Maximum.

               (iii) If on any Conversion Date for any shares of Preferred Stock applicable to any conversion, the Per Share Market Value of the Common Stock on the immediately preceding date exceeds $7.75, the number of shares issued upon conversion of such shares of Preferred Stock shall be reduced by a number of shares equal to 50% of (A) the amount by which such Per Share Market Value exceeds $7.75, divided by (B) such Per Share Market Value, times (C) the number of shares which would otherwise be issued upon such conversion, but for the reduction provided for in this Section 5(a)(iii).

               (b) Three Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to any reduction required pursuant to Section 5(a)(ii) or (iii)), and (ii) subject to Section 6 below, the certificate representing the number of shares of Preferred Stock not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock (or with respect to shares subject to redemption pursuant to Sections 5(a)(ii) and 6, to pay the redemption price payable under Section 6), until certificates evidencing such shares of Preferred Stock are either delivered to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 5(b) electronically through The Depository Trust Company or another established clearing corporation performing similar functions. In the case of a conversion pursuant to a Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 5(b), the holder shall be entitled by written notice to the Company at any time on or before such holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

               (c) (i) The Conversion Price (the "Conversion Price") in effect on any Conversion Date shall be the lesser of the Closing Price on the Trading Day immediately preceding the Original Issue Date or 80% of the average of the Closing Price on the three Trading Days immediately preceding the Conversion Date. For purposes of this Section, the "Closing Price" on any Trading Day shall mean the last reported closing price of the Common Stock of the Company on such day on the principal securities exchange on which the Common Stock is listed or, if the Common Stock is not so listed, the last reported bid price of the Common Stock as reported on The Nasdaq National Market on such date or, if the Common Stock is neither so listed nor so reported, the last reported bid price of the Common Stock as quoted by a registered broker-dealer for which such quotes are available on such date.

          (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 5(c)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

               (iii) In case the Company, at any time while any shares of the Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price designated in
Section 5(c)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price designated in Section 5(c)(i) pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in Section 5(c)(i) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

               (iv) In case the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants, to subscribe for or purchase any security (excluding those referred to in Section 5(c)(iii) above) then in each such case the Conversion Price at which each share of the Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors of the Company in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, then such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock; and provided, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to all holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

               (vi) Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(ii),(iii), (iv) or (v), the Company shall promptly mail to each holder of shares of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the holders of the shares of Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Common Stock of the Company into which such shares Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of shares of

Preferred Stock the right to receive the securities or property set forth in this Section 5(c)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.
                    (viii)    In case:

                         (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                         (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                         (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                         (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or

                         (E) of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Preferred Stock, and shall cause to be mailed to the holders of the shares of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up

(but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

          (d) In case at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors of the Company are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of Preferred Stock (different than or distinguished from the effect generally on the rights of holders of any class of the Company's capital stock) or in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, an Appraiser selected by the holders of majority in interest of the shares of Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of the shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors of the Company shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

          (e) The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of shares of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c) hereof) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly issued and fully paid and nonassessable.

          (f) Except as otherwise required by Section 6 hereof, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a shares, one whole share of Common Stock; provided, however, that in no event shall any such issuance of a whole share result in the issuance of a number of shares of Common Stock in excess of the Issuable Maximum and if such issuance would so result in the issuance of a number of shares in excess of the

Issuable Maximum, the holder shall be entitled to receive the cash payment described above as soon as such cash payment may be lawfully made.

          (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

          (i) If the Company intends to initiate a public offering of its securities in an amount exceeding $5 million in the aggregate and the Company reasonably believes that the conversion of any shares of Preferred Stock may have an adverse effect on the ability of the Company to complete such offering or the price at which such securities could be sold therein, the Company, upon at least 30 days prior written notice to the holders of Preferred Stock, may suspend the right of the holders of the shares of Preferred Stock to convert such shares pursuant to Section 5 for the period commencing on the date the Company files a registration statement with the Securities and Exchange Commission and terminating 90 days after the closing of the public offering, provided that the last day that the Preferred Stock is convertible (as set forth in Section 5(a)) shall be extended for such number of days as the conversion right was suspended under this Section 5(i).

          (j) Each Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Any such notice shall be deemed given and effective upon the earliest to occur of (i) receipt of such facsimile at the facsimile telephone number specified in this Section 5(j), (ii) three days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

          Section 6.  MANDATORY REDEMPTION OF THE PREFERRED STOCK.

          (a) If on the Conversion Date specified in any Conversion Notice the provisions of Section 5(a)(ii) do not permit the issuance of the full number of shares into which the shares of Preferred Stock to be converted would otherwise be convertible, then the Company shall, with respect to each share of Preferred Stock that is subject to such Conversion Notice, redeem, from funds legally available therefor at the time of such redemption, a portion of such share that is represented by the fraction that is the difference between one and the Conversion Percentage (such fraction to be known as the "Redemption Ratio"). The redemption price for such portion of each share of Preferred Stock to be redeemed shall be an amount equal to the product of (i) the Per Share Market Value on the Conversion Date, (ii) the number of shares of Common Stock into which such share of Preferred Stock would then be convertible, but for Section 5(a)(ii), times (iii) the Redemption Ratio. If any portion of such redemption price shall not be paid by the Company within 20 days after the Conversion Date, such redemption price shall be increased by an amount accruing from the twenty-first day to the fortieth day after the Conversion Date at the rate of 10% per annum, from the forty-first day to the sixtieth day at 12.5% per annum and from the sixty-first day until paid at the rate of 15% per annum. If, on any such Conversion Date, the Company is prohibited under the relevant provisions of the California General Corporation Law (the "CGCL") from paying, in whole or in part, the redemption price for any shares of Preferred Stock, any portion of the redemption price which may be lawfully paid in accordance with the CGCL shall be paid pro rata to the holders of the shares of Preferred Stock being redeemed on such Conversion Date and the remainder of such redemption price shall be paid on a pro rata basis to such holders as soon as such payment is permissible under the CGCL.

          Section 7. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

          "Common Stock" means shares now or hereafter authorized of the class of Common Stock, no par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time.

          "Junior Stock" means the Common Stock of the Company and any other stock of the Company over which shares of the Preferred Stock has preference as to distribution of assets.

          "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock.

          "Per Share Market Value" means on any particular date (a) the last sale price per share of the Common Stock on such date on The Nasdaq National Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq National Market or any stock exchange, the average of the bid and asked price for a share of Common Stock in the over-the-counter market, as reported by the NASDAQ Stock Market at the close of business on such date, or

(c) if the Common Stock is not quoted on the NASDAQ Stock Market, the average of the bid and asked price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or
(d) if the Common Stock is no longer publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(c)(iv) above) selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

          "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASDAQ Stock Market, or (c) if the Common Stock is not quoted on the NASDAQ Stock Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

          RESOLVED FURTHER, that the President and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file in the Office of the California Secretary of State, a Certificate of Determination in accordance with this resolution and as required by law.

          Each of the undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

          Executed at San Diego, California on the 5th day of April, 1996.




                                        ----------------------------------------
                                        Stephen P. Gardner, President




                                        ----------------------------------------
                                        John W. Low, Secretary

                                                                       EXHIBIT B

     NEITHER THESE PREFERRED SHARES NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE PREFERRED SHARES HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NEITHER THESE PREFERRED SHARES NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE PREFERRED SHARES MAY BE OFFERED OR SOLD IN THE UNITED STATES OR TO ANY U.S. PERSON (AS SUCH TERM IS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE PROVISIONS OF THE ACT.